Exhibit 10.1

The following is a written description of the terms of employment of Craig Coyan, pursuant to Item 601(b)(10)(ii)(B) of Regulation S-K:

Title:	Vice President of Sales and Marketing.

Base Salary:	$160,000 per year.

Annual Incentive Bonus:	30% of base salary, based on achieving specific business

Stock Options:	Number of options in initial grant equal to 50% of annual salary ($80,000) divided by stock price on date of grant, vesting over four years

Vacation:	Three weeks per year.

Company Benefit Plan:	Based on current company program

Automobile:	Lease of up to $40,000 value vehicle.

Other:	Reimbursement of relocation expenses per TCA policy.

Change in Control:	Pursuant to TCA form of Change in Control Agreement.

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, MN 55121

July 1, 2003

Mr. Craig A. Coyan
133 North McColl Cove
Collierville, TN 38107

RE: Addendum to Employment Letter dated July 1, 2003 (the "Employment Letter")

Dear Craig:

This addendum will confirm our mutual agreement and understanding regarding the addition of certain protective covenants to your Employment Letter with Transport Corporation of America, Inc. (“Transport America”) as of the above date and specification of the terms of the non-compete agreement referenced in the Employment Letter. All other terms and conditions of the Employment Letter shall remain in full force and effect except to the extent specifically modified by this addendum. In consideration of Transport America agreeing to enter into and provide you the benefits of a Change of Control Severance Agreement dated as of the above date, and to specify the terms of the non-compete agreement referenced in the Employment Letter, you agree to the following terms of this addendum:

1.      Definitions. For purposes of this addendum, the terms listed below shall have the following meanings:

a.	“Confidential Information” shall mean any information that is not generally known by Transport America’s competitors or the general public. Subject to the foregoing, Confidential Information includes, but is not limited to, data of any type that was created by you in the course of your employment by Transport America; data or conclusions or opinions formed by you in the course of employment; manuals; trade secrets; methods, procedures, or techniques pertaining to the core business of Transport

America; specifications; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or customer specific information; supplier names; employee names and personnel information; research and development data; diagrams; drawings; videotapes, audiotapes, or computerized media used as training regimens; and notes, memoranda, notebooks, and records or documents that were created or used by you in the course of employment with Transport America. Confidential Information does not include information that you can demonstrate by reliable, corroborated documentary evidence (1) is generally available to the public, (2) became generally available to the public through no act or failure to act by you, or (3) relates to a business or service not provided by Transport America on or before the date of your termination.

b.	“Competing business” shall mean any person or entity that competes, or is preparing to compete directly, with (1) the hauling of freight or trucking business, or (2) any of the products or services developed or sold by Transport America on or before the date of your termination.

c.	“Render services” shall mean owning, managing, operating, controlling, providing services to, being employed by, consulting for, or otherwise participating actively in, a business; provided, however, that ownership of less than 1% of a class of stock of a corporation, whether publicly traded or privately held, shall not be deemed “rendering services.”

d.	“Sell” and “sold” shall mean sell, lease, license, market, or otherwise provide or attempt to provide for compensation or advantage.

e.	“Customer” shall mean any person or entity that (1) has a contract or business relationship with Transport America, (2) was negotiating to contract or enter into a business relationship with Transport America as of the date of your termination, or (3) has, within the last year of your employment with Transport America, purchased or leased products or services from Transport America.

2.  ConfidentialityRestrictions. You agree at all times to use all reasonable means to keep Confidential Information secret and confidential. You shall not at any time use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information, except as necessary to determine compliance with your obligations under this addendum so long as such disclosure is not to a competitor of Transport America. You shall not at any time render services to any person or entity if providing such services would require or likely result in using or disclosing Confidential Information. You acknowledge that use or disclosure of any of Transport America’s confidential or proprietary information in violation of this addendum would have a materially detrimental effect upon Transport America, the monetary loss from which would be difficult, if not impossible, to measure. You agree that should you breach the confidentiality restrictions of this addendum, Transport America will be entitled to seek injunctive relief and specific enforcement of this addendum.

3.  Noncompetition. During such period of time, if any, that you receive severance payments (the “Restriction Period”), you shall not render services, directly or indirectly, for a competing business anywhere within the United States, whether as an officer, director, owner, partner, affiliate, employee, contractor, or otherwise.

4.  Nonsolicitation of Customers . During the Restriction Period, you agree that you will not:

a.	solicit or sell, or attempt to solicit or sell, to any Transport America customer, services or products that compete with services or products provided by Transport America, or that were in the process of being developed by Transport America during your employment; or

b.	interfere in any way with, or induce any Transport America customer, supplier or other entity to terminate or alter its business relationship with Transport America.

5. Nonsolicitation of Employees or Others. During the Restriction Period, you agree that you will not solicit or accept—directly or indirectly, as an individual or through any other person or entity—any active employee of Transport America or retained consultant under contract with Transport America for employment or any other arrangement for compensation to perform services for any other person, regardless of the nature of their business, or induce such persons to terminate or alter their relationship with Transport America.

6.    Definition of Cause. For purposes of the Employment Letter, “Cause” shall mean:

(a) the willful and continued failure by you (other than any such failure resulting from (1) your incapacity due to physical or mental illness, (2) any such actual or anticipated failure after notice of termination by Transport America, or (3) Transport America’s active or passive obstruction of the performance of your duties and responsibilities) to perform substantially the duties and responsibilities of your position with Transport America after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed the duties or responsibilities;

(b) your conviction by a court of competent jurisdiction for felony criminal conduct;

(c) your willful engagement in fraud or dishonesty which is demonstrably and materially injurious to Transport America, monetarily or otherwise; or

(d) breach by you of any covenant not to compete, confidentiality obligation or other written contract with Transport America.

No act, or failure to act, on your part shall be deemed “willful” unless committed, or omitted by you in bad faith and without reasonable belief that your act or failure to act was in the best interest of Transport America. You shall not be terminated for Cause unless and until Transport America shall have delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, your conduct was Cause and specifying the particulars thereof in detail.

Sincerely,

/s/ Michael J. Paxton

Michael J. Paxton
Chairman, President and CEO

Agreed:   /s/ Craig A. Coyan
                 Craig A. Coyan

Date:       July 8, 2003